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                                                                     EXHIBIT 5.1




                                PLD TELEKOM INC.
                                680 FIFTH AVENUE
                                   24TH FLOOR
                            NEW YORK, NEW YORK 10019





April 3, 1998

PLD Telekom Inc.
680 Fifth Avenue
24th Floor
New York, New York 10019

Re:      PLD Telekom Inc.
         Registration Statement on Form S-4

Dear Sirs:

I am General Counsel of PLD Telekom Inc., a Delaware corporation (the "Company"), and have acted for the Company in connection with the preparation and filing with the Securities and Exchange Commission of Amendment No. 1 to Registration Statement on Form F-10 on Form S-4 (File No. 333-5398) (as amended, the "Registration Statement") of the Company and the subsidiary guarantors named therein, for registration under the Securities Act of 1933, as amended, of $123,000,000 aggregate principal amount at stated maturity of the Company's 14% Senior Discount Notes Due 2004 (the "New Notes"), issuable in connection with the exchange offer of New Notes for the Company's outstanding 14% Senior Discount Notes Due 2004 (the "Old Notes").

In this connection, I have reviewed (a) the Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws; (c) the Indenture relating to the New Notes and the Old Notes (the "Indenture"); and (d) certain records of the Company's corporate proceedings as reflected in its minute books. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original of all documents submitted to me as copies thereof.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the New Notes have been duly authorized by the Company and, when
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executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and remedies generally, and general equitable principles.

My opinion set forth above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and the Prospectus constituting a part hereof under the caption "Legal Matters."

Very truly yours,


/s/ E. Clive Anderson